Exhibit 99.1

NEWS RELEASE CALIFORNIA WATER SERVICE GROUP

1720 North First Street
San Jose, CA 95112-4598

Contact:	Marty Kropelnicki (408) 367-8200 (analysts)	July 28, 2010
Shannon Dean (310) 257-1435 (media)
CALIFORNIA WATER SERVICE GROUP ANNOUNCES RESULTS FOR THE 2ND QUARTER OF 2010
SAN JOSE, CA — California Water Service Group (NYSE : CWT) today announced net income of $10.4 million and earnings per common share (EPS) of $0.50 for the second quarter of 2010, compared to net income of $12.1 million and EPS of $0.58 for the second quarter of 2009.
     For the quarter, total revenue increased $1.7 million, to $118.3 million. During the quarter, the net effect of the water revenue adjustment mechanism (WRAM) and the modified cost balancing account (MCBA) was an increase of $5.8 million to revenue. Included in this number was a $5.3 million decrease resulting from lower-than- adopted production costs driven by a reduction in customer usage. The WRAM is a ratemaking mechanism that decouples water sales from revenues and the MCBA is an account that allows California Water Service Company (Cal Water) to track and recover or refund changes in water production costs.

     Total operating expenses were up 1%, or $1.3 million, to $102.0 million. Water production costs increased $0.1 million to $41.8 million, primarily due to price increases for purchased water, partially offset by reduced sales to existing customers. Administrative costs decreased $0.9 million, or 5%, to $18.5 million, due to an increase in the proportion of labor and benefit costs charged to capital projects, and lower costs for outside services. Other operations expenses increased $0.4 million, or 3%, to $14.7 million, due to increased conservation, customer service, and chemical and filter expenses.
     Maintenance expense increased 20%, or $0.8 million, to $5.2 million, compared to $4.3 million for the same period last year, due to an increase in water main repairs. Depreciation expense increased $0.4 million, or 4%, to $10.6 million due to 2009 capital additions. Taxes other than income increased $0.2 million, or 5%, to $4.1 million.
     Other income, net of income taxes, decreased $1.5 million to break-even, mostly due to a negative mark-to-market adjustment associated with the Company’s trust-owned life insurance contracts. There were no property sales in the second quarter of 2010, compared to a gain on sale of $0.1 million in the same period last year. Interest expense increased $0.6 million, or 11%, to $5.9 million, primarily due to the issuance of $100 million 5.875% First Mortgage Bonds due 2019, Series LL in April 2009 and additional short-term borrowings.

     For the twelve months ended June 30, 2010, net income was $38.4 million and diluted earnings per share were $1.85, compared to net income of $44.0 million and diluted earnings per share of $2.11 for the same period in the prior year. Revenues for the trailing twelve months were $455 million, compared to $435 million for the same period last year.
     “Our results for the quarter are in line with our expectations. The effects of regulatory lag are the most significant in 2010 because we are in the third year of a three-year rate case cycle in California. We remain focused on managing costs while we finalize our 2009 General Rate Case, and we anticipate that proceedings will conclude on schedule this year with new rates effective on January 1, 2011,” said President and Chief Executive Officer Peter C. Nelson.
     Rate-Related Matters
     As previously announced, Cal Water has entered into a settlement agreement with the California Public Utilities Commission’s (Commission’s) Division of Ratepayer Advocates and other participants on its 2009 General Rate Case. The settlement recommends rate increases that would add $34.3 million to the gross revenues of Cal Water, as well as an additional $7 million of rate relief that will be obtained after completion of certain capital projects.
     The settlement is not binding on the Commission, which must take input from other participants and determine whether the settlement terms are in the public interest. The Commission may adopt the settlement in whole, in part, or reject it. The Commission’s final decision on Cal Water’s rate request is expected to be issued by the end of the fourth quarter of 2010.
     Business Development Update
     On May 1, 2010, HWS Utility Services (HWSUS), a non-regulated, wholly-owned subsidiary of the Company, began providing water and wastewater services to the Hualalai Resort on the Big Island of Hawaii under a three-year operations and maintenance contract. Hualalai is located on the North Kona Coast adjacent to the Company-owned Kukio system and includes a resort, golf course, shopping center, and residences.
     Other News
     In June 2010, the Company announced the appointment of Thomas M. Krummel, M.D., 58, to the Board of Directors, effective July 28, 2010. Dr. Krummel is the Susan B. Ford Surgeon-in-Chief at the Lucile Packard Children’s Hospital at Stanford University and the Emile Holman Professor and Chair of the Department of Surgery at Stanford University School of Medicine.
     Also in the second quarter of 2010, California Water Service Company completed a solar project in its Chico District that will generate approximately 74% of the energy needs of the Customer Center for that district. The project will reduce future energy costs as well as carbon dioxide generated through conventional energy production.

     2nd Quarter Teleconference Information
     All stockholders and interested investors are invited to listen to the 2010 second quarter teleconference on Thursday, July 29, 2010, at 11 a.m. (EST) by dialing 866-253-6505 and keying in ID# 1469346. A replay of the call will be available from 2:00 p.m. EDT on Thursday, July 29, 2010, through September 27, 2010, at 888-266-2081, ID# 1469346. The call, which will be hosted by Vice President and Chief Financial Officer Martin A. Kropelnicki and President and Chief Executive Officer Peter C. Nelson, will also be webcast under the investor relations tab at www.calwatergroup.com.
     California Water Service Group is the parent company of California Water Service Company, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc., CWS Utility Services, and HWS Utility Services. Together these companies provide regulated and non-regulated water service to nearly 2 million people in California, Washington, New Mexico, and Hawaii. California Water Service Group’s common stock trades on the New York Stock Exchange under the symbol “CWT”.
     This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”). The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions. Such words as expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to: governmental and regulatory commissions’ decisions; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; new legislation; electric power interruptions; increases in suppliers’ prices and the availability of supplies including water and power; fluctuations in interest rates; changes in environmental compliance and water quality requirements; acquisitions and our ability to successfully integrate acquired companies; the ability to successfully implement business plans; changes in customer water use patterns; the impact of weather on water sales and operating results; access to sufficient capital on satisfactory terms; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; the involvement of the United States in war or other hostilities; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC). The Company assumes no obligation to provide public updates of forward-looking statements.
     Additional information is available at our website at www.calwatergroup.com.
     Attachments (2).
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CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED BALANCE SHEETS
 Unaudited
(In thousands, except per share data)

	June 30,	December 31,
	2010	2009
ASSETS
Utility plant:
Utility plant	$1,786,888	$1,709,062
Less accumulated depreciation and amortization	(533,424)	(510,985)

Net utility plant	1,253,464	1,198,077

Current assets:
Cash and cash equivalents	5,613	9,866
Receivables
Customers	27,031	25,567
Regulatory balancing accounts	8,219	10,513
Other	6,036	9,043
Unbilled revenue	19,350	13,417
Materials and supplies at average cost	5,702	5,530
Taxes, prepaid expense, and other assets	19,654	18,305

Total current assets	91,605	92,241

Other assets:
Regulatory assets	220,621	204,104
Goodwill	2,615	2,615
Other assets	32,094	28,544
Total other assets	255,330	235,263

	$1,600,399	$1,525,581

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value	$208	$208
Additional paid-in capital	216,063	215,528
Retained earnings	204,930	204,898

Total common stockholders’ equity	421,201	420,634
Long-term debt, less current maturities	380,017	374,269

Total capitalization	801,218	794,903

Current liabilities:
Current maturities of long-term debt	2,923	12,953
Short-term borrowings	55,150	12,000
Accounts payable
Trade and other	48,830	43,689
Regulatory balancing accounts	903	2,430
Accrued interest	4,033	4,258
Accrued expenses and other liabilities	33,872	35,028

Total current liabilities	145,711	110,358
Unamortized investment tax credits	2,318	2,318
Deferred income taxes, net	94,463	91,851
Pension and postretirement benefits other than pensions	143,543	137,127
Regulatory liability and Other	92,243	85,780
Advances for construction	188,015	185,027
Contributions in aid of construction	132,888	118,217

	$1,600,399	$1,525,581

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 Unaudited
(In thousands, except per share data)
For the Three-Months ended:

	June 30,	June 30,
	2010	2009
Operating revenue	$118,321	$116,667

Operating expenses:
Operations:
Water production costs	41,834	41,702
Administrative and General	18,480	19,386
Other operations	14,749	14,330
Maintenance	5,158	4,312
Depreciation and amortization	10,638	10,282
Income taxes	7,091	6,789
Property and other taxes	4,087	3,911

Total operating expenses	102,037	100,712

Net operating income	16,284	15,955

Other income and expenses:
Non-regulated revenue	3,692	3,098
Non-regulated expenses	(3,691)	(721)
Gain on sale of non-utility property	—	72
Income taxes (expense) benefit on other income and expenses	—	(992)

	1	1,457

Interest expense:
Interest Expense	6,939	5,962
Less: capitalized interest	(1,035)	(640)

Net interest expense	5,904	5,322

Net income	$10,381	$12,090

Earnings per share
Basic	$0.50	$0.58

Diluted	$0.50	$0.58

Weighted average shares outstanding
Basic	20,803	20,745

Diluted	20,818	20,767

Dividends per share of common stock	$0.2975	$0.2950

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 Unaudited
(In thousands, except per share data)
For the Six-Months ended:

	June 30	June 30
	2010	2009
Operating revenue	$208,593	$203,280

Operating expenses:
Operations:
Water production costs	72,289	70,570
Administrative and General	35,924	38,247
Other operations	28,315	26,786
Maintenance	10,109	8,947
Depreciation and amortization	21,430	20,480
Income taxes	8,499	8,021
Property and other taxes	7,990	7,999

Total operating expenses	184,556	181,050

Net operating income	24,037	22,230

Other income and expenses:
Non-regulated revenue	7,113	5,979
Non-regulated expenses	(7,237)	(3,362)
Gain on sale of non-utility property	—	675
Income taxes(expense) benefit on other income and expenses	60	(1,330)

	(64)	1,962

Interest expense:
Interest Expense	13,428	11,000
Less: capitalized interest	(1,854)	(1,319)

Net interest expense	11,574	9,681

Net income	$12,399	$14,511

Earnings per share
Basic	$0.60	$0.70

Diluted	$0.60	$0.70

Weighted average shares outstanding
Basic	20,791	20,738

Diluted	20,806	20,763

Dividends per share of common stock	$0.5950	$0.5900